Exhibit 99.1

Technovative Group Inc., Signs Significant Strategic Partnership Agreement With China
CYTS Tours Holding Co., Ltd. Subsidiary

Technovative to Provide Blockchain Expertise to Improve Healthcare

Hong Kong, October 29, 2018, Technovative Group Inc. (“Technovative” or the “Company”) (OTCPK: TEHG) is engaged in delivering Artificial Intelligence (AI), Blockchain and Distributed Ledger Technology (DLT) Solutions, Cloud Computing and Big Data Analytics to enterprises in the Greater China Region (“GCR”), Southeast Asia Region and beyond, announced today the signing of a strategic partnership agreement (the “Agreement”) with a subsidiary of China CYTS Tours Holding Co., Ltd. (“CYTS”) (600138:CH) which, provides travel information and travel arrangement services. Through its subsidiaries, CYTS, invests beyond just travel-related products and companies to include high-tech product development and high-tech investment. CYTS has previously made investments in emerging industries such as emerging medical care, green technology and other critical, rapidly growing sectors.

According to the Agreement, Technovative is engaged as a Distributed Ledger Technology (DLT), aka blockchain technology contactor for the entire CYTS Group. Technovative is expected to provide technical services and high-end solutions to CYTS and its subsidiaries, including but not limited to, consulting services, first class blockchain development, product training and using our state-of-the-art Technovative SmartSuite™ product licensing which includes a blockchain-based APP rapid builder, intelligent workflow centered around the smart contract, tailored to CYTS’s unique business needs and requirements. Additionally, the Agreement is expected to provide an undisclosed, steady stream of revenues to Technovative.

Working with CYTS, Technovative expects to first develop technical solutions targeted to serve China’s massive, ever-improving, healthcare system. Additionally, CYTS, an innovator in the healthcare industry, supports and follows the directives of The People’s Republic of China’s State Council’s New Health Plan – “Healthy China 2030”. This comprehensive blue print is an action plan for China’s healthy development spanning the next 15 years. Together, Technovative and CYTS desire to focus on big data, mobile-based healthcare technology delivery, internet of things (IoT) in healthcare, the internet hospitals and electronic healthcare solutions, to advance the healthcare industry solutions offered across The People’s Republic of China. China's healthcare market is projected to grow at an unprecedented compound annual growth rate (CAGR) of about 12% to reach $1 trillion by 2020, up from $357 billion in 2011, as estimated in a recent report from McKinsey & Co.

Marvin Zeng, the Chief Strategy Officer of China CYTS Tours Holding Co., Ltd. said, “We signed our partnership with Technovative due to their strong service and technical capabilities in blockchain. Blockchain is the future and when applied to the healthcare system, the opportunities are endless. From the immutability of data stored on blockchains to the overall decentralization of recording transactions on blockchains, the blockchain technology is a disruptive technology, which has the potential to provide better healthcare delivery, in China and worldwide.”

Nicolas Lin, CEO of Technovative Group Inc., stated, “The healthcare system in China is vast and the opportunities immense and integrating technology is the future to better medical outcomes. We are pleased to partner with CYTS, which continues to focus on improving the nation’s health. The Technovative team has extensive background in healthcare and blockchain development which we gladly bring to the partnership. Blockchain is capable of generating trust in an existing system by recording verifiable data and a series of past transactions broadcasted to a decentralized network of blocks that are readily accessible to authorized users. The Blockchain technology has the potential to expand the current service and product offerings in personal health records (PHR) and personalized medicine, while providing more meaningful and accurate analytics solutions for population health management.”

About China CYTS Tours Holding Co., Ltd.

China CYTS Tours Holding Co., Ltd is a Shanghai Stock Exchange (SSE: 600138) listed company mainly focused on the business in tourism, High-tech investment, sales and service of IT products. Through its innovation and product development, CYTS now occupies a strategic place in a number of leading industries. As a leading brand and comprehensive industry player in China's tourism industry, in recent years, CYTS has expanded its business into diversified industries including the medical technology industry and other high tech sectors.

About Technovative Group, Inc.

Technovative Group, Inc. is a technology holding company. The Company, through its subsidiaries and consolidated variable interest entity, is engaged in delivering financial technology, blockchain solutions and big data analytics technologies to financial service institutions (“FSI”) in the GSR. We are currently developing a suite of smart tools which includes SmartBot, Smart Contracts, Data Analytics, Blockchain and a trading platform targeting FSI in GSR.

More information about the Company can be found at www.technovative.co

Forward-Looking Statements

This press release may contain information about Technovative's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Technovative encourages you to review other factors that may affect its future results in Technovative's registration statement and in its other filings with the Securities and Exchange Commission.

Contacts:

For: China CYTS Tours Holding Co., Ltd.

Marvin Zeng

Chief Strategic Information Officer

Phone: +86- 139-1017-1673

gang.zeng@chid-vip.com

For: Technovative Group, Inc.

Sally Sun

Phone: +852-2162 7529

ir@technovative.co

Investor Relations & Public Relations

Sean Leous

Managing Director, TraDigitalIR

Phone: + 1 917-715-3765

sean@tradigitalir.com